EXHIBIT 107

CALCULATION OF FILING FEES TABLE

FORM S-1

(Form Type)

SOBR Safe, Inc.

(Exact Name of Registrant as Specified in Charter)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit or Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate (per $1 million)	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid:
Common Stock issuable upon exercise of Warrants held by Selling Securityholders	101,626	$6.00(1)	$609,756	$92.70	$57
Fees Previously Paid:	-0-	-0-	-0-	-0-	-0-
Carry Forward Securities
None
Total Offering Amounts			$609,756		$57
Total Fees Previously Paid					$0
Total Fees Offsets					$0
Net Fee Due					$57

(1)

Calculated pursuant to Rule 457(g) under the Securities Act, based on the conversion price of outstanding warrants, with each warrant exercisable for one share of common stock, subject to adjustment, for an exercise price of $6.00 per share.